Pro Forma Statement of Income for the Nine Months Ended September 30, 2004					Exhibit 99.6
(in thousands, except per share data)

	First Security Group Consolidated	Kenesaw Leasing & J&S Leasing	Adjustments		Pro Forma
INTEREST INCOME
Loans, including fees	$23,696	$6,231	$-		$29,927
Debt securities - taxable	1,650	-	-		1,650
Debt securities - nontaxable	621	-	-		621
Other	192	-	-		192
Total interest income	26,159	6,231	-		32,390

INTEREST EXPENSE
Interest bearing demand deposits	134	-	-		134
Savings and money market deposits	809	-	-		809
Certificates of deposit of $100 thousand or more	1,855	-	-		1,855
Certificates of deposit of less than $100 thousand	3,025	-	-		3,025
Brokered certificates of deposit	-	-	-		-
Other	268	855	282	[1]	1,405
Total interest expense	6,091	855	282		7,228

NET INTEREST INCOME	20,068	5,376	(282)		25,162
Provision for loan losses	2,025	356	-		2,381
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	18,043	5,020	(282)		22,781

NONINTEREST INCOME
Service charges on deposit accounts	2,866	-	-		2,866
Other	1,655	171	-		1,826
Gain on sales of available-for-sale securities, net	84	-	-		84
Total noninterest income	4,605	171	-		4,776

NONINTEREST EXPENSE
Salaries and employee benefits	10,608	812	-		11,420
Expense on premises and fixed assets, net of rental income	3,087	-	-		3,087
Other noninterest expense	5,600	459	-		6,059
Total noninterest expense	19,295	1,271	-		20,566

INCOME BEFORE INCOME TAX PROVISION	3,353	3,920	(282)		6,991
Income tax provision	1,030	1,534	(107	) [2]	2,457
NET INCOME	$2,323	$2,386	$(175)		$4,534

NET INCOME PER SHARE [3]
BASIC	$0.18		$(0.01)		$0.36
DILUTED	$0.18		$(0.01)		$0.35

[1]
Estimate of the funding cost of the purchase price of $13.0 million. The proforma adjustment of $282 thousand related to the funding cost represents our estimate of the interest cost on a line of credit based on an average 90 day LIBOR rate plus 150 basis points, or 2.89%, which is similar to the funding arrangement between the leasing companies and the predecessor institution.

[2]	Represents the tax benefit associated with the interest expense referred to in footnote 1, using a tax rate of 38.0%.

[3]	Reflects the 12-for-10 stock split distributed on December 22, 2004, to shareholders of record on December 10, 2004.